Exhibit 99.4

FuboTV Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions as defined and described below. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions and the Financing (defined below) taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

On October 29, 2025 (the “Closing Date”), FuboTV Inc. (the “Company” or “Fubo”), The Walt Disney Company (“Disney”) and Hulu, LLC (“Hulu”) consummated the transactions contemplated by the Business Combination Agreement, dated as of January 6, 2025 (the “Business Combination Agreement”), by and among Fubo, Disney and Hulu, pursuant to which the parties combined Fubo’s business with Disney’s Hulu + Live TV business, as set forth below.

In anticipation of the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), each of Fubo and Hulu completed certain reorganization transactions as prescribed by the Business Combination Agreement (individually, the “Fubo Reorganization” and the “Hulu Reorganization”, and collectively, the “Pre-Closing Reorganization”). These transactions, among other things, included the following:

●	Hulu (i) formed Hulu Live LLC, a Delaware limited liability company, as a direct wholly owned subsidiary of Hulu (such subsidiary, “HL”), (ii) contributed certain assets (the “HL Business Assets”) related to the business of negotiating and administering carriage agreements and similar contracts relating to and for the purpose of the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the linear multi-channel subscription video programming distribution service component of the offering known as “Hulu + Live TV” as of the date of the Business Combination Agreement and operated by Hulu (the “HL DMVPD Service”) (the “Hulu Live Business”) to HL, (iii) caused HL to assume only the HL Business Liabilities (as defined in the Business Combination Agreement) and (iv) formed Fubo Operations LLC (“Newco”) as a Delaware limited liability company and a direct wholly owned subsidiary of Hulu; and
●	the Company (i) formed Fubo Services LLC, a Delaware limited liability company, as a direct wholly owned subsidiary of the Company (such subsidiary, “Fubo OpCo”), and (ii) contributed the Company’s business (the “Fubo Business”) to Fubo OpCo in accordance with the terms and conditions set forth in the Business Combination Agreement.

On the Closing Date, pursuant to the Business Combination Agreement, each of the Company, Disney and Hulu took the following steps (together with the Pre-Closing Reorganization, the “Transactions”):

●	immediately prior to the Closing, (i) the Company effected a conversion from a Florida corporation to a Delaware corporation (the “Fubo Conversion”), pursuant to a plan of conversion, by filing a certificate of conversion with the Secretary of State of the State of Delaware and articles of conversion with the Florida Department of State, Division of Corporations, (ii) in connection with the Fubo Conversion, the Company authorized and adopted a new certificate of incorporation and adopted new bylaws, (iii) all of the issued and outstanding shares of common stock of Fubo, par value $0.0001 per share (the “Prior Fubo Common Stock”), were automatically converted into issued and outstanding shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), (iv) the Company created a new class of shares of Class B common stock of Fubo, par value $0.0001 per share (the “Class B Common Stock”), and shares of Class B Common Stock were issued to Hulu as described below and (v) the Company changed its name from fuboTV Inc. to FuboTV Inc., in each case, as previously described in the Current Report on Form 8-K filed by Fubo with the Securities and Exchange Commission (the “SEC”) on October 30, 2025 (the “Fubo Form 8-K”);
●	at the Closing, Hulu contributed the Hulu Live Business and the HL Business Assets to Newco by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (the “HL Contribution”);
●	immediately following the HL Contribution, (i) the Company contributed 100% of the equity interests of Fubo OpCo to Newco in exchange for a number of units in Newco (the “Newco Units”) (such contribution, the “Fubo Contribution”) such that, after giving effect to the Fubo Contribution, (A) Hulu held 947,910,220 Newco Units representing, in the aggregate, a 70% economic interest (calculated on a fully-diluted basis) in Newco and (B) the Company held 342,724,309 Newco Units representing, in the aggregate, a 30% economic interest (calculated on a fully-diluted basis) in Newco, and (ii) Hulu and the Company, as the members of Newco, adopted, and Newco was thereafter governed by, an amended and restated limited liability company agreement of Newco (the “Newco Operating Agreement”), which provides, among other things, that the Company will be the sole managing member of Newco; and
●	Fubo issued to Hulu 947,910,220 shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) after giving effect to such issuance in exchange for a cash payment by Hulu to Fubo in an amount equal to the aggregate par value of such Class B Common Stock (the “Fubo Issuance”).

Following the consummation of the Transactions, Newco is structured as an umbrella partnership C (“Up-C”) corporation and is governed by the Newco Operating Agreement (as described in further detail below).

On January 6, 2025, concurrently with the execution of the Business Combination Agreement, Fubo and an affiliate of Disney entered into a commitment letter, pursuant to which such affiliate committed to provide Fubo, on January 5, 2026 and on the terms and subject to the conditions set forth therein, up to $145.0 million of indebtedness in the form of a senior unsecured term facility (the “Facility”). The funding of the Facility under the commitment letter is contingent on customary conditions, but is not contingent on the consummation of the transactions contemplated by the Business Combination Agreement. Fubo expects to borrow $145.0 million under the Facility which becomes available on January 5, 2026, and intends to use the proceeds to repay its senior convertible notes due February 2026 (the “2026 Convertible Notes”), and for other general corporate purposes (the “Financing”).

The Closing constituted a Fundamental Change and Make-Whole Fundamental Change, as defined in that certain indenture (the “2026 Indenture”) relating to the 2026 Convertible Notes and that certain indenture (the “2029 Indenture”; each of the 2026 Indenture and the 2029 Indenture, an “Indenture”) relating to Fubo’s senior convertible notes due February 2029 (the “2029 Convertible Notes”). As required by each Indenture and as more fully described in the Current Report on Form 8-K filed by Fubo with the SEC on November 24, 2025 , Fubo commenced its offers to repurchase the 2026 Convertible Notes and the 2029 Convertible Notes on November 24, 2025 at a repurchase price equal to 100% of the principal amount of such notes being repurchased, plus accrued and unpaid interest thereon. The offers to repurchase expire on January 6, 2026 and January 13, 2026 for the 2029 Convertible Notes and 2026 Convertible Notes, respectively. The accompanying unaudited pro forma condensed combined financial information assumes no repurchases of the 2026 Convertible Notes or the 2029 Convertible Notes have occurred during the periods presented. The 2026 Convertible Notes are assumed to be repaid in connection with the Financing, as described above. The 2029 Convertible Notes are assumed to remain outstanding for all periods presented, and therefore remain classified as noncurrent in the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined financial information has been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is based on the historical combined carve-out financial statements of the Hulu Live Business and the historical consolidated financial statements of Fubo, as adjusted to give effect to the Transactions and the Financing.

Prior to the Closing, the Hulu Live Business’s fiscal year ended on the Saturday closest to September 30, and Fubo’s historical fiscal year end was December 31. In connection with the Transactions, effective as of the Closing Date, Fubo changed its fiscal year end to September 30, with its first full fiscal year following the Closing Date to end on September 30, 2026. As more fully described in the section below titled “Accounting Treatment of the Transactions”, HL is treated as the accounting acquirer of Fubo in the Transactions accounted for as a reverse acquisition. As a result, following the Closing, the historical combined carve-out financial statements of the Hulu Live Business will become the historical financial statements of Fubo. The unaudited pro forma condensed combined financial information is therefore presented on the basis of the Hulu Live Business’s fiscal year end and combines the following:

●	The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 27, 2025 combines the historical results of the Hulu Live Business’s fiscal year ended September 27, 2025 with the historical results of Fubo’s twelve months ended September 30, 2025, derived by combining Fubo’s historical results for the nine months ended September 30, 2025 with the historical results for the three months ended December 31, 2024 (see Note 8); and
●	The unaudited pro forma condensed combined balance sheet as of September 27, 2025 combines the financial position of the Hulu Live Business as of September 27, 2025 with the financial position of Fubo as of September 30, 2025.

The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions and the Financing, as if they had been consummated on September 27, 2025. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 27, 2025 gives effect to the Transactions and the Financing as if they had been consummated on September 29, 2024, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined financial information presents (a) Transaction Accounting Adjustments to illustrate (i) the estimated effects of the Transactions described above, and (ii) the Financing, and (b) Autonomous Entity Adjustments to reflect the financial condition and results of operations of the Company as if it historically operated as a combined public company with the Fubo Business and the Hulu Live Business. The unaudited pro forma condensed combined financial information has been adjusted to give effect to the following:

●	the acquisition of Fubo, including the preliminary allocation of the estimated purchase price to the acquired assets and assumed liabilities, as well as the estimated impact to expenses (e.g., amortization expense);
●	the related effects for the Up-C structure, including recognition of the noncontrolling interest in Newco;
●	the impact of the various commercial arrangements entered into at the Closing (as more fully described in Item 8.01 of the Fubo Form 8-K);
●	the anticipated borrowing of $145.0 million under the Facility, and concurrent repayment of the 2026 Convertible Notes maturing in February 2026;
●	estimated transaction costs incurred in connection with the Transactions by the Hulu Live Business and Fubo; and
●	the related income tax effects of the pro forma adjustments.

Accounting Treatment of The Transactions

The Transactions will be accounted for as a reverse acquisition of Fubo using the acquisition method of accounting in accordance with U.S. GAAP, with HL treated as the accounting acquirer of Fubo. In identifying HL as the acquiring entity, management took into account the structure of the Transactions, including the relative voting rights and the corporate governance structure of the combined company as of the Closing, the composition of Fubo’s board of directors and designation of certain senior management positions. Accordingly, the historical combined carve-out financial statements of the Hulu Live Business will become the historical financial statements of Fubo following the Transactions.

The preliminary fair value of the purchase consideration, or the purchase price, as presented in the unaudited pro forma condensed combined financial information is estimated to be approximately $1.3 billion. The purchase consideration primarily consists of (i) approximately 343 million outstanding shares of Class A Common Stock and Fubo’s closing share price of $3.69 as of the Closing Date, and (ii) the estimated fair value attributable to the precombination service period for outstanding legacy Fubo equity-based awards. The fair value of the purchase consideration is preliminary and subject to additional customary adjustments under U.S. GAAP.

The combined company will measure Fubo’s assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the Closing. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually.

The allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is based on preliminary estimates using assumptions management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been finalized and could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information. Any differences could have a material impact on the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information reflects that, following the Closing Date, Fubo is the reporting entity, with the historical combined carve-out financial statements of the Hulu Live Business becoming the historical financial statements of Fubo. Fubo, as the sole managing member of Newco, will consolidate the operating results of the combined businesses of the Hulu Live Business and the Fubo Business. The Newco Units held directly by Hulu will be reported as a noncontrolling interest on the combined company’s financial statements, and are presented outside of permanent equity in the accompanying unaudited pro forma condensed combined balance sheet.

The Newco Operating Agreement provides, among other things, Hulu with a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of Class B Common Stock, in exchange for an equivalent number of shares of Class A Common Stock or, at Fubo’s option, cash, subject to Fubo’s right to elect to effect, in lieu of such a redemption, a direct exchange between Fubo and Hulu of cash or an equivalent number of shares of Class A Common Stock for such Newco Units and accompanying Class B Common Stock (provided that, in each case, Hulu may retract the exercise of its redemption or exchange right upon notice that Fubo intends to settle such redemption or exchange in cash). Following the Closing, Fubo expects to account for the redeemable interests by remeasuring the Newco Units to the greater of the accreted redemption value (with a corresponding offset to additional paid-in capital (“APIC”)) or the amount otherwise determined after attribution of the subsidiary’s net income or loss pursuant to Accounting Standards Codification (“ASC”) 810, Consolidation and SEC guidance in ASC 480-10-S99.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. Actual results and final valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Transactions and the Financing had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

The unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.

Tax Receivables Agreement

At the Closing, Fubo, Newco and Hulu entered into a Tax Receivables Agreement (the “TRA”) which, among other things, obligates Fubo to pay Hulu (a) a percentage of the benefit realized from the use of certain historic net operating loss carryforwards (“NOLs”) in an amount equal to the lesser of (i) 70% and (ii) Hulu’s ownership percentage of Newco as of the date the NOL is utilized, and (b) 70% of (i) the total tax benefit that Fubo realizes as a result of increases in tax basis in Newco’s assets resulting from future redemptions or exchanges of Newco Units for Class A Common Stock (or cash), and (ii) certain other tax benefits attributable to payments made under the TRA.

Due to the uncertainty in the amount or timing of future redemptions or exchanges of Newco Units, the unaudited pro forma condensed combined financial information assumes that no redemptions or exchanges of Newco Units have occurred and, therefore, no increases in tax basis in Newco’s assets or other tax benefits that may be realized as a result of future redemptions or exchanges of Newco Units have been assumed in the unaudited pro forma condensed combined financial information.

Based on objective evidence as described herein, the unaudited pro forma condensed combined balance sheet reflects an assumed estimated TRA liability of $38.5 million.

FuboTV Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 27, 2025

(Amounts in thousands, except per share amounts)

			Pro Forma
					Transaction
			Transaction		Accounting
	Hulu Live		Accounting		Adjustments:
	Historical	Fubo	Adjustments		Financing		Pro Forma
	(Note 2)	Historical	(Note 4)	Notes	(Note 4)	Notes	Combined
ASSETS
Current assets
Cash and cash equivalents	$-	$274,150	$(42,456)	(a)	$235	(j)	$231,929
Accounts receivable, net	6,461	83,439	-		-		89,900
Prepaid sports rights	-	28,564	-		-		28,564
Prepaid and other current assets	194	15,656	-		-		15,850
Total current assets	6,655	401,809	(42,456)		235		366,243
Property and equipment, net	-	5,777	-		-		5,777
Restricted cash	-	6,148	-		-		6,148
Intangible assets, net	-	113,954	434,346	(b)	-		548,300
Goodwill	1,296,000	631,052	622,039	(c)	-		2,549,091
Right-of-use assets	-	28,862	4,060	(e)	-		32,922
Other non-current assets	-	11,253	-		-		11,253
TOTAL ASSETS	$1,302,655	$1,198,855	$1,017,989		$235		$3,519,734

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY:
Current liabilities
Third party accounts payable, accrued expenses and other current liabilities	$370,933	$259,850	$(7,917)	(a)	$-		$622,866
Related party accounts payable, accrued expenses and other current liabilities	16,396	60,213	-		-		76,609
Notes payable	-	7,597	-		-		7,597
Convertible notes, net - current portion	-	144,382	383	(d)	(144,765)	(k)	-
Deferred revenue	-	102,217	-		-		102,217
Long-term borrowings - current portion	-	704	-		-		704
Current portion of lease liabilities	-	3,723	(924)	(e)	-		2,799
Total current liabilities	387,329	578,686	(8,458)		(144,765)		812,792
Convertible notes, net	-	186,899	50,480	(d)	-		237,379
Long-term liabilities- related party	-	-	38,476	(i)	145,000	(l)	183,476
Lease liabilities	-	30,316	1,186	(e)	-		31,502
Other long-term liabilities	-	12,213	18,823	(h)	-		31,036
Total liabilities	387,329	808,114	100,507		235		1,296,185

Redeemable non-controlling interest	-	-	3,497,694	(g)	-		3,497,694

Shareholders’ equity:
Net parent investment	915,326		(900)	(a)	-		-
			(914,426)	(f)
Common stock
Fubo Prior Common Stock	-	34	(34)	(f)	-		-
Class A Common Stock	-	-	34	(f)	-		34
Class B Common Stock	-	-	95	(f)	-		95
Additional paid-in capital	-	2,246,744	15,152	(f)	-		(1,274,274)
			(3,497,694)	(g)
			(38,476)	(i)
Accumulated deficit		(1,856,199)	(33,639)	(a)	-		-
			1,889,838	(f)
Accumulated other comprehensive income	-	11,514	(11,514)	(f)	-		-
Nonredeemable non-controlling interest	-	(11,352)	11,352	(f)	-		-
Total shareholders’ equity	915,326	390,741	(2,580,212)		-		(1,274,145)
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY:	$1,302,655	$1,198,855	$1,017,989		$235		$3,519,734

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

FuboTV Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED SEPTEMBER 27, 2025

(Amounts in thousands, except per share amounts)

			Pro Forma
							Transaction
			Transaction		Autonomous		Accounting
	HuluLive		Accounting		Entity		Adjustments:
	Historical	Fubo	Adjustments		Adjustments		Financing		Pro Forma
	(Note 2)	Historical	(Note 5)	Notes	(Note 6)	Notes	(Note 5)	Notes	Combined	Notes
Revenues
Subscription	$-	$1,501,319	$-		$-		$-		1,501,319
Related party revenue	4,401,139	-	-		(220,057)	(A)	-		4,181,082
Advertising	-	108,510	(16,277)	(cc)	344,897	(B)	-		437,130
Other	11,843	6,897	-		-		-		18,740
Total revenues	4,412,982	1,616,726	(16,277)		124,840		-		6,138,271
Operating expenses:
Subscriber related expenses	2,207,123	902,445	92	(bb)	-		-		3,109,660
Subscriber related expenses - related party	2,194,016	369,627	-		10,618	(C)	-		2,574,261
Broadcasting and transmission	-	46,537	-		-		-		46,537
Sales and marketing	6,892	176,967	5,075	(bb)	28,049	(D)	-		216,983
Technology and development	-	78,312	4,681	(bb)	-		-		82,993
General and administrative	161,234	88,689	5,385	(bb)	27,509	(E)	-		317,356
			34,539	(ee)
Depreciation and amortization	-	40,307	145,640	(aa)	-		-		185,947
Impairment of other assets	-	3,813	-		-		-		3,813
Total operating expenses	4,569,265	1,706,697	195,412		66,176		-		6,537,550
Operating income (loss)	(156,283)	(89,971)	(211,689)		58,664		-		(399,279)
Other income (expense), net:
Interest expense	-	(18,981)	-		-		4,705	(ii)	(20,366)
							(6,090)	(kk)
Interest income	-	10,269	-		-		-		10,269
Amortization of debt premium (discount), net	-	1,457	11,524	(dd)	-		993	(ii)	13,974
Gain on settlement of litigation, net	-	219,539	-		-		-		219,539
Gain (loss) on extinguishment of debt	-	-	-		-		(1,376)	(jj)	(1,376)
Other income (expense)	-	208	12,157	(gg)	-		-		12,365
Total other income (expense)	-	212,492	23,681		-		(1,767)		234,406

Income (loss) from continuing operations before income taxes	(156,283)	122,521	(188,008)		58,664		(1,767)		(164,873)
Income tax (provision) benefit	-	(1,857)	1,032	(ff)	(176)	(F)	5	(ll)	(996)
Net income (loss) from continuing operations	(156,283)	120,664	(186,976)		58,488		(1,762)		(165,869)
Less: net loss attributable to noncontrolling interest	-	(2,384)	(123,921)	(hh)	-		-		(126,305)
Net income (loss) from continuing operations attributable to Class A common shareholders	$(156,283)	$123,048	$(63,055)		$58,488		$(1,762)		$(39,564)

Net income (loss) from continuing operations per share attributable to Class A common shareholders:
Basic net income (loss) per Class A common share from continuing operations	$-	$0.36							$(0.11)	Note 7
Diluted net income (loss) per Class A common share from continuing operations	$-	$0.33							$(0.11)	Note 7

Weighted average Class A common shares outstanding:
Basic	-	340,328,042							357,926,567	Note 7
Diluted	-	400,913,118							357,926,567	Note 7

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with U.S. GAAP and Article 11 of Regulation S-X. The accompanying unaudited pro forma condensed combined financial information is based on the historical combined carve-out financial statements of the Hulu Live Business and the historical consolidated financial statements of Fubo after giving effect to the Transactions and the Financing.

Prior to the Closing, the Hulu Live Business’s fiscal year ended on the Saturday closest to September 30 and Fubo’s historical fiscal year end was December 31. In connection with the Transactions, effective as of the Closing Date, Fubo changed its fiscal year end to September 30, with its first full fiscal year following the Closing Date to end on September 30, 2026. As more fully described in the section above titled “Accounting Treatment of the Transactions”, HL is treated as the accounting acquirer of Fubo in the Transactions accounted for as a reverse acquisition. As a result, following the Closing, the historical combined carve-out financial statements of the Hulu Live Business will become the historical financial statements of Fubo. The unaudited pro forma condensed combined financial information is therefore presented on the basis of the Hulu Live Business’s fiscal year end and combines the historical results of the Hulu Live Business and Fubo. The unaudited pro forma condensed combined balance sheet as of September 27, 2025 combines the historical balance sheet of the Hulu Live Business as of September 27, 2025 and the historical balance sheet of Fubo as of September 30, 2025 on a pro forma basis as if the Transactions and the Financing had been consummated on September 27, 2025. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 27, 2025 combines the historical statement of operations of the Hulu Live Business for the fiscal year ended September 27, 2025 and the results of operations of Fubo for the twelve months ended September 30, 2025 on a pro forma basis as if the Transactions and the Financing had been consummated on September 29, 2024, the beginning of the earliest period presented. The results of operations of Fubo for the twelve months ended September 30, 2025 were derived by adding Fubo’s historical results of operations for the three months ended December 31, 2024 to its historical statement of operations for the nine months ended September 30, 2025 (see Note 8).

The unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the following:

●	the historical audited consolidated financial statements of Fubo as of and for the year ended December 31, 2024, incorporated by reference from its Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on March 3, 2025);
●	the historical unaudited condensed consolidated financial statements of Fubo as of and for the three and nine months ended September 30, 2025 and 2024, which are incorporated by reference from its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 (filed with the SEC on November 3, 2025);
●	the historical audited combined carve-out financial statements of the Hulu Live Business as of and for the fiscal year ended September 27, 2025, which is attached as an exhibit to, and incorporated by reference in, the Current Report on Form 8-K/A filed by Fubo with the SEC on December 23, 2025 (the “Fubo Form 8-K/A”);
●	the accompanying notes to the unaudited pro forma condensed combined financial information;
●	other information relating to Fubo, the Hulu Live Business and the Fubo Business included or incorporated by reference in the Fubo Form 8-K or the Fubo Form 8-K/A.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial information and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Transactions and the Financing had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

The unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.

Accounting for the Transactions

The accompanying pro forma financial information was prepared assuming that the Transactions are accounted for as a reverse acquisition of Fubo using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”), with HL treated as the accounting acquirer of Fubo. In identifying HL as the acquiring entity, management took into account the structure of the Transactions, including the relative voting rights and the corporate governance structure of the combined company as of the Closing, the composition of Fubo’s board of directors and designation of certain senior management positions. Accordingly, the historical combined carve-out financial statements of the Hulu Live Business will become the historical financial statements of Fubo following the Transactions.

ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The preliminary allocation of the purchase price is based upon management’s estimates based on information currently available and is subject to revision as additional information on the fair value of the assets and liabilities become available and final appraisals and analysis are completed. The Company is still evaluating the fair value of intangible assets, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Fubo may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statement of operations and balance sheet.

2.	Accounting Policies and Historical Financial Statement Reclassifications

As part of preparing the unaudited pro forma condensed combined financial information, management conducted an initial review of the accounting policies and financial statement presentation practices of the Hulu Live Business and Fubo to determine if differences in accounting policies and practices require reclassification of results of operations to conform accounting policies and practices. Preliminary reclassifications identified were limited to the naming convention for content-related costs as follows:

●	designation of certain historical Fubo expenses (where Disney and its consolidated entities was the counterparty) in the unaudited pro forma combined statement of operations whereby Fubo’s historical financial statements present such costs in the financial statement line item caption titled “Subscriber related expenses”, which costs are instead presented as “Subscriber related expenses – related party” given the relationship with Disney and its consolidated entities following the completion of the Transactions;
●	designation of certain expenses of the historical Hulu Live Business in the unaudited pro forma combined statement of operations, whereby the Hulu Live Business’s historical financial statements present such costs in the line item caption “Related party costs of revenue”, which costs are instead presented as “Subscriber related expenses - related party” for purposes of the unaudited pro forma condensed combined statement of operations;
●	designation of certain expenses of the historical Hulu Live Business in the unaudited pro forma combined statement of operations, whereby the Hulu Live Business’s historical financial statements present such costs in the line item caption “Third party costs of revenue”, which costs are instead presented as “Subscriber related expenses” for purposes of the unaudited pro forma condensed combined statement of operations; and
●	designation of certain Fubo historical content-related payables to Disney and its consolidated entities in the unaudited pro forma combined balance sheet whereby Fubo’s historical financial statements present such costs in the financial statement line item caption titled “Accrued expenses and other current liabilities”, which costs are instead presented in “Related party accounts payable, accrued expenses and other current liabilities” given the relationship with Disney and its consolidated entities following the Closing.

Management will continue its detailed review of accounting policies and practices following the Closing. As a result of that review, additional differences between the accounting policies and practices of the companies may be identified that, when conformed, could have a material impact on the consolidated financial statements of Fubo.

3.	Preliminary Purchase Price Calculation and Fair Value Estimate of Assets Acquired and Liabilities Assumed

The total preliminary estimated purchase price for the acquisition has been calculated as follows (in thousands):

Estimated fair value of total equity consideration(i)	$1,264,653
Estimated fair value attributed to precombination services for Fubo equity awards(ii)	82,946
Estimated fair value of consideration transferred	$1,347,599

(i)	The equity portion of the preliminary purchase price is based on the closing price of Fubo common stock of $3.69 on the Closing Date and 342,724,309 shares of Fubo common stock outstanding as of the Closing Date. The fair value of Fubo’s common stock, as the accounting acquiree, is used to measure the consideration transferred in this reverse acquisition, as Fubo’s stock price is more reliably measurable than the value of the equity interests of the Hulu Live Business, which was not historically a separate legal entity nor publicly traded prior to the Transactions.

(ii)

In accordance with the Business Combination Agreement, as of the Closing, each outstanding equity award issued by Fubo prior to the Closing (“Prior Fubo Equity Awards”), including each outstanding stock option (“Prior Fubo Option”), restricted stock unit (“Prior Fubo Restricted Stock Unit”), and performance stock unit (“Prior Fubo Performance Stock Unit”), whether vested or unvested, continued to remain an issued and outstanding stock option, restricted stock unit, or performance stock unit, as applicable, and continues to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the legacy Fubo stock plans and applicable award agreement. Based on the treatment of the Transactions as a reverse acquisition, the Prior Fubo Equity Awards are treated as exchanged for replacement awards of the Company for accounting purposes. The portion of the fair value-based measure of the replacement awards that is attributable to precombination vesting is purchase consideration and estimated at approximately $83.0 million. This amount is based on the closing price of Fubo common stock of $3.69 on the Closing Date, the number of Prior Fubo Equity Awards outstanding as of the Closing, and the ratio of the precombination service period over the total service period (on an award-by-award basis). The amount attributed to precombination vesting includes the effects of Prior Fubo Equity Awards with pre-existing acceleration provisions triggered upon the change of control.

Under the acquisition method of accounting in accordance with ASC 805, the preliminary estimated purchase price will be allocated to Fubo’s underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is preliminary and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which management believes are reasonable to illustrate the estimated effects of the Transactions. The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair value of the assets acquired and liabilities assumed as of the Closing. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The preliminary estimated purchase price was allocated as follows (in thousands):

As of September 27, 2025
Estimated fair value of consideration transferred	$1,347,599
Estimated fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	232,594
Accounts receivable, net	83,439
Prepaid sports rights	28,564
Prepaid and other current assets	15,656
Property and equipment	5,777
Restricted cash	6,148
Intangible assets	548,300
Right-of-use assets	32,922
Other non-current assets	11,253
Accounts payable, accrued expenses, and other current liabilities	(312,146)
Notes payable	(7,597)
Deferred revenue	(102,217)
Convertible notes - current and non-current	(382,144)
Long-term borrowings - current portion	(704)
Lease liabilities - current and non-current	(34,301)
Other long-term liabilities	(31,036)
Total estimated fair value of net assets acquired	94,508
Nonredeemable non-controlling interest	-
Estimated goodwill	$1,253,091

Preliminary goodwill is calculated as the excess of the purchase consideration over the estimated fair value of the underlying net assets acquired. The final calculation of goodwill could differ materially from the preliminary amounts presented in the unaudited pro forma condensed combined financial information due to several factors including, but not limited to, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the Closing. For purposes of the unaudited pro forma condensed combined financial information, the purchase price allocated to goodwill is assumed to be nondeductible or amortizable for income tax purposes.

A decrease in the fair value of Fubo’s assets or an increase in the fair value of Fubo’s liabilities from preliminary estimates as of September 27, 2025 would result in a corresponding dollar-for-dollar increase in the estimated amount of goodwill as presented above.

4.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet presented as of September 27, 2025 (in thousands except for share and per share data):

Transaction Accounting Adjustments Related to Transactions to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Adjustment to reflect the settlement of approximately $42.5 million of non-recurring transaction expenses from the cash balance as of the Closing, of which approximately $7.9 million was previously accrued and reflected in accrued expenses and other current liabilities in Fubo’s historical balance sheet. The pro forma adjustment for transaction expenses includes approximately $1.0 million in incremental audit fees estimated to be incurred by the Hulu Live Business and approximately $33.6 million estimated to be incurred by Fubo and not yet reflected in the historical financial statements, primarily consisting of cash retention bonuses triggered by the Closing, guarantee and success fees, and legal fees. The pro forma adjustment includes incremental estimated transaction costs for the Hulu Live Business, as the accounting acquirer in the transaction, as an adjustment to the Hulu Live Business’s historical net parent investment, as well as incremental estimated transaction costs for Fubo, given Fubo is the historical registrant, as an adjustment to Fubo’s historical accumulated deficit. Refer to Notes 4(f) and 5(ee) for other adjustments related to estimated transaction expenses. The adjustment to cash and cash equivalents for remaining transaction expenses is a preliminary estimate and will differ based on actual cash on hand as of the Closing Date and additional customary adjustments.

(b)	Adjustment recorded to reflect acquired identifiable intangible assets of Fubo, consisting of trademarks and trade names, customer relationships for each streaming and advertising customer, and developed technology assets at their estimated fair values in connection with the application of acquisition accounting, partially offset by the elimination of Fubo’s historical intangible asset balances. Management has performed a preliminary valuation analysis to determine the estimated fair value of each of the identifiable intangible assets using acceptable valuation techniques, such as the income approach including the relief from royalty and the multi-period excess earnings methods. Estimated useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.

The preliminary estimates of fair value and useful lives could differ from the amounts ultimately determined upon finalization of the valuation analyses, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to goodwill recorded in connection with the Transactions.

The following table summarizes the net adjustment to recognize the estimated fair values of the identifiable intangible assets acquired and their estimated useful lives:

	Estimated fair value	Estimated useful life (years)
Trademarks and trade name	$113,600	8.0
Customer-related intangible - streaming	254,800	2.0
Customer-related intangible - advertising	23,200	2.0
Developed technology	156,700	5.0
Total estimated fair value of intangible assets acquired	$548,300
Fubo historical carrying value of intangible assets, net	(113,954)
Net adjustment to intangible assets	$434,346

(c)	Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of the estimated purchase consideration over the estimated fair value of Fubo’s net assets acquired, as if the acquisition occurred on September 27, 2025, partially offset by the elimination of Fubo’s historical goodwill balance. Refer to Note 3 for details regarding the preliminary allocation of estimated purchase consideration and the calculation of goodwill resulting from the Transactions. The amount of goodwill ultimately recognized will differ from the amount shown in the unaudited pro forma condensed combined financial information due to, among other things, changes to certain of Fubo’s reported asset and liability balances subsequent to the date of the unaudited pro forma condensed combined balance sheet. Goodwill resulting from the acquisition will not be amortized and will be assessed for impairment at least annually.

(d)	Adjustment recorded to reflect the preliminary estimated incremental fair value of Fubo’s convertible notes based on observable trading prices as of the Closing Date, calculated as follows:

	Convertible notes, current	Convertible notes, non-current	Total convertible notes
Principal	$144,765	$177,506	$322,271
Debt Premium (Discount)	(383)	9,393	9,010
Total historical carrying value	$144,382	$186,899	$331,281
Estimated fair value of convertible notes	144,765	237,379	382,144
Net fair value adjustment to convertible notes	$383	$50,480	$50,863

(e)	Adjustments to operating lease assets, presented in right-of-use assets, and operating lease liabilities, presented in both current portion of lease liabilities, and lease liabilities, to reflect the remeasurement of Fubo’s operating leases in accordance with ASC 842, Leases, based on the present value of the remaining lease payments discounted at Fubo’s estimated incremental borrowing rate as of the Closing of the Transactions.

(f)	Adjustments to net parent investment, common stock, accumulated deficit, accumulated other comprehensive income, APIC, and nonredeemable non-controlling interest to reflect the new capital structure of Fubo as a result of the Transactions, comprised of the following:

●	recapitalization of Fubo to reflect the accounting for the reverse acquisition under the acquisition method, resulting in the elimination of the Fubo Prior Common Stock, APIC, accumulated deficit (net of estimated Fubo transaction expenses discussed at Note 4(a)), and accumulated other comprehensive income. Also reflects the fair value adjustment to zero of the nonredeemable non-controlling interest as a result of the preliminary estimated purchase price allocation discussed in Note 3.
●	conversion of approximately 343 million shares of Fubo Prior Common Stock into shares of Class A Common Stock as consideration for the Fubo Business (see Note 3), resulting in an increase in Class A Common Stock at par value and an increase to APIC.
●	issuance of approximately 948 million shares of Class B Common Stock to Hulu following the reorganization of the net assets of the Hulu Live Business. As the reorganization was a transfer between entities under common control, the adjustment reflects a reclassification of the Hulu Live Business’s net parent investment at its historical carrying value, and a corresponding increase in Class B Common Stock at par value and APIC.

The net pro forma adjustment to APIC as a result of the above is calculated as the following:

As of September 27, 2025
Elimination of legacy Fubo additional paid-in capital upon reverse acquisition	$(2,246,744)
Conversion of Prior Fubo Common Stock into Class A Common Stock as consideration, net of par value	1,347,565
Reclassification of the Hulu Live Business’s net parent investment upon issuance of Class B Common Stock, net of par value	914,331
Net pro forma adjustment to additional paid-in capital	$15,152

(g)

Adjustment to redeemable non-controlling interest representing both (i) the initial recognition of Hulu’s 70% economic interest in Newco upon completion of the Transactions, and (ii) the subsequent remeasurement of the redeemable interests to the redemption value as of October 29, 2025, with a corresponding reduction to APIC, measured based on the following:

	Total Fubo	Fubo’s	Non-controlling
	Stockholders’	interest in	interest in
	Equity	Newco	Newco
	100%	30.0%	70.0%
Net assets arising from acquisition of Fubo - see Note 3	$1,347,599	$404,280	$943,319
Historical net assets of the Hulu Live Business	915,326	274,598	640,728
Initial recognition of redeemable non-controlling interest in Newco			$1,584,047
Remeasurement of redeemable non-controlling interest to redemption value(i)			1,913,647
Total pro forma adjustment to redeemable non-controlling interest			$3,497,694

(i)	The redemption value of the redeemable non-controlling interest is calculated based on 947,910,220 Newco Units issued to Hulu as of the Closing, multiplied by the closing price of the Class A Common Stock on October 29, 2025 of $3.69, net of the par value of the paired Class B Common Stock.

(h)	Adjustment to other long-term liabilities to reflect recognition of a net deferred tax liability of $18.8 million related to the temporary difference resulting from the financial statement carrying amount as compared to the tax basis of Fubo’s investment in Newco, partially offset by deferred tax assets related to Fubo’s historic tax attributes that are realizable on a more likely than not basis.

(i)	Adjustment to long-term liabilities – related party to reflect an estimated liability of $38.5 million and a corresponding reduction to APIC to reflect the terms of the TRA executed at the Closing. The TRA obligates Fubo to make payments to Hulu with respect to any tax savings resulting from the use of Fubo’s historical tax attributes and any tax basis step-up on future exchanges or redemptions of Newco Units. The TRA liability is presented in long-term liabilities – related party in the unaudited pro forma condensed combined balance sheet and is calculated based on the expected amount of tax savings achieved resulting from the utilization of Fubo’s historic tax attributes, multiplied by 70% as required by the TRA.

Transaction Accounting Adjustments Related to the Financing to Unaudited Pro Forma Condensed Combined Balance Sheet

(j)	The net pro forma adjustment to cash and cash equivalents is comprised of the following:

As of September 27, 2025
Expected proceeds from new promissory note under the Facility	$145,000
Repayment of 2026 Convertible Notes principal	(144,765)
Net pro forma adjustment to cash and cash equivalents	$235

Pursuant to the terms of the commitment letter, no issuance fees are estimated as a result of the assumed drawdown of the Facility.

(k)	Adjustment to convertible notes, net - current portion, to reflect the reduction of the carrying value of the 2026 Convertible Notes (after the fair value adjustment described in Note 4(d)). No gain or loss on extinguishment is assumed in the unaudited pro forma condensed combined balance sheet as the fair value as of the Closing approximates the estimated payoff amount.

(l)	Adjustment to reflect the new $145.0 million of indebtedness expected to be funded under the Facility. Pursuant to the terms of the commitment letter, the promissory note is expected to have a maturity date of January 5, 2031, and is thus presented in long-term liabilities – related party on the unaudited pro forma condensed combined balance sheet as of September 27, 2025.

5.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 27, 2025 includes the following adjustments:

Transaction Accounting Adjustments Related to Transactions to Unaudited Pro Forma Condensed Combined Statement of Operations

(aa)	Adjustment to reflect the incremental intangible asset amortization related to the identifiable intangible assets as described in Note 4(b), partially offset by the elimination of Fubo’s historical intangible amortization expense. Pro forma amortization expense is based upon the preliminary fair values and estimated useful lives, assuming a straight-line method of amortization. The net adjustment is calculated as follows:

	Estimated fair value	Estimated useful life (years)	For the Fiscal Year Ended September 27, 2025
Trademarks and trade name	$113,600	8.0	$14,200
Customer-related intangible - streaming	254,800	2.0	127,400
Customer-related intangible - advertising	23,200	2.0	11,600
Developed technology	156,700	5.0	31,340
Total estimated fair value of intangible assets acquired	$548,300		$184,540
Less: Fubo historical intangible asset amortization expense			(38,900)
Net adjustment to depreciation and amortization			$145,640

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of approximately $18.5 million to the annual amortization amount as presented in the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 27, 2025.

(bb)	Adjustment to eliminate legacy Fubo stock-based compensation expense and recognize estimated post-combination stock-based compensation expense related to (i) Prior Fubo Equity Awards that will be treated as exchanged for replacement awards of the Company for accounting purposes and continue to be subject to the same terms and conditions as of immediately prior to the Closing, and (ii) approximately 4,056,652 new restricted stock units granted at the Closing as retention bonuses to certain officers, directors, and other key employees. The estimated stock-based compensation expense related to the replacement awards reflects the proportionate remaining fair value of the awards not included in purchase consideration (see Note 3). The estimated post-combination compensation expense is presented as if the Closing had occurred on September 29, 2024, and reflects the estimated amount to be recognized in the first year following the Closing.

The following summarizes the net adjustment to reflect estimated post-combination stock-based compensation expense for the fiscal year ended September 27, 2025:

	For the Fiscal Year Ended September 27, 2025
		Estimated
	Reversal of Fubo	post-combination	Net adjustment
	historical stock-	stock-based	to pro forma
	based compensation	compensation	statement of
	expense	expense	operations
Subscriber related	$(231)	$323	$92
Sales and marketing	(12,800)	17,875	5,075
Technology and development	(11,807)	16,488	4,681
General and administrative	(13,584)	18,969	5,385
Total	$(38,422)	$53,655	$15,233

(cc)	Adjustment to Fubo’s historical advertising revenue to reflect the estimated impact of the commercial services agreement effective as of the Closing, whereby certain affiliates of Disney will exclusively sell ads on behalf of the Fubo Business and remit 100% of the revenue to the Fubo Business, net of a 15% ad agency fee.

(dd)	Adjustment to reflect the increase in amortization of debt premium (discount), net as a result of the fair value adjustment to the 2029 Convertible Notes discussed in Note 4(d), which increase to premium amortization was estimated by applying straight line amortization over the remaining term of the convertible notes as of September 29, 2024 through the contractual maturity date of February 15, 2029.

This adjustment excludes any incremental premium or discount amortization relating to the fair value adjustment to the 2026 Convertible Notes, as the 2026 Convertible Notes are assumed to be repaid immediately following the Closing in the unaudited pro forma condensed combined financial information as a result of the Financing (see Notes 4(j), 4(k) and 4(l)).

(ee)	Adjustment to reflect estimated remaining transaction expenses of approximately $34.5 million not yet accrued in the historical financial statements as of September 27, 2025 (which excludes unpaid pre-combination transaction expenses of approximately $7.9 million settled in cash upon the Closing) as discussed in Note 4(a), consisting of cash retention bonuses triggered by the Closing, guarantee and success fees, audit fees, and other legal fees. Retention bonuses for certain Fubo executives and employees paid in restricted stock units at Closing are reflected in the pro forma adjustment for post-combination stock-based compensation expense in Note (bb).

(ff)	Adjustment to the income tax (provision) benefit of $1.0 million for the fiscal year ended September 27, 2025. The net adjustment reflects the incremental tax benefits associated with the transaction accounting adjustments and the pretax loss of the Hulu Live Business.

(gg)	Adjustment to record the estimated benefit from the change in the TRA liability (see Note 4(i)) to reflect the impact of the fiscal year 2025 operating results on the amount of tax savings expected to be achieved. The adjustment for the TRA liability is reflected in other income (expense) in the unaudited pro forma condensed combined statement of operations.

(hh)	Adjustment to recognize the net loss attributable to the noncontrolling interest for the fiscal year ended September 27, 2025, relating to the Newco Units issued to Hulu as of the Closing. The adjustment is calculated as 70% of the pro forma net loss for the period presented (excluding the change in the TRA liability described in Note 5(gg) and the income tax (provision) benefit which are recognized at Fubo (rather than Newco) as a result of the Up-C structure, as follows:

For the Fiscal Year Ended September 27, 2025
Pro forma net loss from continuing operations	$(165,869)
Less: estimated benefit from change in Fubo TRA liability	12,157
Less: estimated income tax (provision) benefit of Fubo	(996)
Pro forma net loss of Newco	$(177,030)
Economic interest held by non-controlling interest holders in Newco	70.0%
Pro forma net loss attributable to noncontrolling interests	$(123,921)

Transaction Adjustments Related to the Financing to Unaudited Pro Forma Condensed Combined Statement of Operations

(ii)	Adjustments to eliminate the historical interest expense and amortization of debt premium (discount), net, related to the 2026 Convertible Notes as reported in Fubo’s historical statement of operations.

(jj)	Adjustment to reflect the net loss on extinguishment of the 2026 Convertible Notes assuming the notes were repaid on September 29, 2024, calculated as difference between the carrying amount of the notes of $143.4 million and $144.8 million in remaining principal as of September 29, 2024.

(kk)	Reflects the recognition of interest expense expected to be incurred on the new $145.0 million of indebtedness expected to be funded under the Facility. The interest expense on the Facility is calculated based on an estimated interest rate of 3.70%, determined by the five-year treasury rate on the Closing Date plus 50 basis points, in accordance with the terms of the commitment letter. Interest expense may be higher or lower depending on the actual interest rate at the time of borrowing. The following table reflects the estimated impact to the pro forma adjustment to interest expense as a result of interest rate changes of plus or minus 100 basis points:

Pro forma adjustment to interest expense:	For the Fiscal Year Ended September 27, 2025
As presented	$6,090
+ 100 basis points	7,540
- 100 basis points	4,640

(ll)	Adjustment to the income tax (provision) benefit of $0.005 million for the fiscal year ended September 27, 2025. The net adjustment reflects the incremental tax benefits associated with the financing adjustments.

6.	Autonomous Entity Adjustments

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 27, 2025 does not reflect amounts for autonomous entity adjustments as the commercial arrangements were not effective until the Closing of the Transactions (i.e., the assumed balance sheet date).

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 27, 2025 includes the following adjustments, which are based on the terms of the various commercial arrangements between Hulu and Fubo that were effective as of the Closing of the Transactions:

(A)	Adjustment to reflect a reduction to the Hulu Live Business’s related party revenue in the unaudited pro forma condensed combined statement of operations to reflect the terms of the commercial services agreement effective as of the Closing, whereby during the term of such agreement (initially five years, and renewable for an additional five-year term by mutual agreement of the parties thereto), Hulu will pay the Hulu Live Business fees equal to 95% of carriage fee expenses incurred by the Hulu Live Business in calendar year 2025 and calendar year 2026, escalating to 97.5% in calendar year 2027 and 99% in calendar year 2028 and thereafter. Related party revenue included in the historical results of the Hulu Live Business were calculated at an amount equal to 100% of carriage fee expenses incurred by the Hulu Live Business during the fiscal year ended September 27, 2025.

(B)	Adjustment to reflect incremental advertising revenue for the Hulu Live Business in the unaudited pro forma condensed combined statement of operations to reflect the commercial terms effective as of the Closing, whereby certain affiliates of Disney will exclusively sell ads on behalf of the Hulu Live Business and remit 100% of the revenue to the Hulu Live Business, net of a 15% ad agency fee. The amount of additional revenue reflected in the unaudited pro forma condensed combined statement of operations is based on the proportionate amount of Hulu advertising revenue based on ad slots run on the HL DMVPD Service compared to total Hulu ad slots for the period presented. No advertising revenue attributable to the Hulu Live Business is reflected in the historical financial information of the Hulu Live Business as contractual ad sharing agreements did not exist prior to the Closing.

(C)	Adjustment to reflect additional subscriber-related expense – related party in the unaudited pro forma condensed combined statement of operations relating to existing ad revenue share agreements in place with Disney and Hulu programmers, whereby the Hulu Live Business is responsible for any ad revenue share due to programmers after the Closing.

(D)	Net adjustment to reflect incremental sales and marketing expense to reflect the commercial terms effective as of the Closing, whereby the Hulu Live Business will pay Hulu a marketing support fee equal to 10% of the Hulu Live Business’s marketing budget, which marketing budget must be at least equal to 0.7% of revenues of the Hulu Live Business. The amount of estimated additional expense reflected in the unaudited pro forma condensed combined statement of operations is net of allocated shared marketing costs in the historical combined carve-out financial statements of the Hulu Live Business and is calculated assuming the marketing budget is equal to 0.7% of the pro forma revenues of the Hulu Live Business for the period presented. The net adjustment includes the baseline marketing budget expense and the marketing support fee that is due to Hulu following the Transactions.

(E)	Net adjustment to reflect incremental general and administrative expense in connection with a brand licensing agreement effective as of the Closing, whereby the Hulu Live Business will pay Hulu a brand license fee equal to 1% of the revenues of the Hulu Live Business. The amount of additional expense reflected in the unaudited pro forma condensed combined statement of operations is net of allocated costs in the historical combined carve-out financial statements of the Hulu Live Business for use of the Hulu brand name and is calculated based on the pro forma revenues of the Hulu Live Business for the period presented.

(F)	Adjustment to the income tax (provision) benefit of ($0.2) million for the fiscal year ended September 27, 2025. The net adjustment reflects the incremental tax expense associated with the autonomous entity adjustments.

The Hulu Live Business’s historical combined carve-out financial statements include an allocation of Hulu and Disney’s corporate executive functions and other services previously provided by Hulu and Disney to the Hulu Live Business. This includes certain allocated expenses of approximately $144.0 million for the fiscal year ended September 27, 2025 related to corporate functions that are redundant to those already existing at Fubo, which are reflected as selling, general, and administrative expenses in the Hulu Live Business’s historical combined carve-out financial statements. These expected cost adjustments are not considered autonomous entity adjustments, and Fubo has elected not to present such costs as management adjustments. Accordingly, the $144.0 million is reflected in the pro forma combined total operating expenses for the fiscal year ended September 27, 2025. However, given this redundancy, similar costs are not expected to be incurred by Fubo following the Closing.

7.	Loss Per Share

The pro forma net loss per share is computed by dividing the pro forma net loss available to Class A common shareholders by the estimated weighted average number of Class A Common Stock outstanding during the period. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per Class A common share assumes that the Class A common shares issued at the Closing of the Transactions have been outstanding since September 29, 2024. Pro forma basic and diluted net loss per share has been adjusted to reflect the pro forma adjustments herein to the unaudited pro forma condensed combined statement of operations.

The following table sets forth the computation of pro forma combined basic and diluted net loss from continuing operations per Class A common share (in thousands, except share and per share amounts):

For the Fiscal Year Ended September 27, 2025
Pro forma net loss from continuing operations	$(165,869)
Less: pro forma net loss attributable to non-controlling interest	(126,305)
Pro forma net loss from continuing operations attributable to Class A common stockholders	$(39,564)

Pro forma weighted average common shares calculation:
Conversion of Prior Fubo Common Stock held by legacy Fubo shareholders into Class A Common Stock (1)	342,724,309
Estimated shares of Class A Common Stock expected to be issued upon vesting of new Fubo restricted stock units issued in exchange for Prior Fubo Restricted Stock Units(2)	15,202,258
Estimated impact of Class A Common Stock to be issued upon vesting of newly issued Fubo restricted stock units for retention bonuses(3)	1,549,981
Pro forma weighted-average common Class A common shares outstanding - Basic	357,926,567
Pro forma weighted-average common Class A common shares outstanding - Diluted	357,926,567

Pro forma net loss from continuing operations per Class A common share - Basic(4)	$(0.11)
Pro forma net loss from continuing operations per Class A common share - Diluted(4)	$(0.11)

(1)	Represents the number of shares of Fubo Prior Common Stock held by legacy Fubo shareholders converted into Class A Common Stock as of the Closing.
(2)	Reflects the estimated impact to basic weighted average shares outstanding for the fiscal year ended September 27, 2025 for Class A Common Stock to be issued upon vesting of Prior Fubo Restricted Stock Units held by legacy Fubo equity award holders (which awards will be treated as exchanged for new awards of the Company for accounting purposes, see Note 3), assuming the Transactions were completed on September 29, 2024.
(3)	Reflects the estimated impact to basic weighted average shares outstanding for the fiscal year ended September 27, 2025 for Class A Common Stock to be issued upon vesting of newly issued Fubo restricted stock units issued as retention bonuses for certain employees at the Closing, see Note 5(bb).
(4)	The shares of Class B Common Stock are voting-only and do not participate in the earnings or losses of Fubo and are therefore not participating securities. As such, separate presentation of basic and diluted net loss per share of Class B Common Stock under the two-class method has not been presented.

Due to the pro forma net loss for the fiscal year ended September 27, 2025, all potentially dilutive securities, including the effects of exchanged Prior Fubo Equity Awards, new restricted stock units issued as retention bonuses at the Closing (excluding those assumed to be issued during the fiscal year ended September 27, 2025 and included in basic pro forma net loss per share), and conversion of the 2029 Convertible Notes, were determined to be antidilutive. Further, for purposes of the unaudited pro forma condensed combined financial information, all potentially issuable shares of Class A Common Stock resulting from the exchange of redeemable non-controlling interests together with the surrender of the Class B Common Stock are assumed to be antidilutive. Therefore, the pro forma diluted net loss per share is the same as the pro forma basic net loss per share.

8.	Fubo Statement of Operations Reconciliation

Fubo’s historical fiscal year end was December 31. In connection with the Transactions, effective as of the Closing Date, Fubo changed its fiscal year end to September 30, with its first full year following the Closing Date to end on September 30, 2026. The unaudited pro forma condensed combined statement of operations is presented on the basis of the Hulu Live Business’s fiscal year end, as the accounting acquirer in the reverse acquisition transaction. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 27, 2025 presents the historical results of operations of Fubo for the twelve-month period ended September 30, 2025, which were derived by adding Fubo’s historical results of operations for the three months ended December 31, 2024 (derived by deducting the unaudited statement of operations for the nine months ended September 30, 2024 from the audited statement of operations for the year ended December 31, 2024) to its historical unaudited statement of operations for the nine months ended September 30, 2025.

The following presents a reconciliation of Fubo’s historical results of operations for the twelve months ended September 30, 2025, as presented in the accompanying unaudited pro forma condensed combined statement of operations:

	Historical
	For the Nine Months Ended	For the Year Ended	For the Nine Months Ended	For the Twelve Months Ended
	September 30, 2025	December 31, 2024	September 30, 2024	September 30, 2025
	A	B	C	A + B - C
Revenues
Subscription	$1,094,443	$1,500,101	$1,093,225	$1,501,319
Advertising	74,118	115,200	80,808	108,510
Other	4,888	7,495	5,486	6,897
Total revenues	1,173,449	1,622,796	1,179,519	1,616,726
Operating expenses
Subscriber related expenses	915,422	1,361,011	1,004,361	1,272,072
Broadcasting and transmission	32,726	57,874	44,063	46,537
Sales and marketing	108,767	202,489	134,289	176,967
Technology and development	58,879	80,009	60,576	78,312
General and administrative	78,870	75,073	65,254	88,689
Depreciation and amortization	30,355	38,548	28,596	40,307
Impairment of other assets	-	3,813	-	3,813
Total operating expenses	1,225,019	1,818,817	1,337,139	1,706,697
Operating loss	$(51,570)	$(196,021)	$(157,620)	$(89,971)

Other income (expense):
Interest expense	(14,225)	(20,852)	(16,096)	(18,981)
Interest income	8,863	7,157	5,751	10,269
Amortization of debt premium (discount), net	1,102	1,224	869	1,457
Gain on settlement of litigation, net	219,539	-	-	219,539
Gain on extinguishment of debt	-	29,513	29,513	0
Other income (expense)	(508)	1,860	1,144	208
Total other income (expense)	$214,771	$18,902	$21,181	$212,492

Loss from continuing operations before income taxes	163,201	(177,119)	(136,439)	122,521
Income tax (provision) benefit	(1,605)	(659)	(407)	(1,857)
Net loss from continuing operations	$161,596	$(177,778)	$(136,846)	$120,664

Net income (loss)	161,596	(176,091)	(135,159)	120,664

Less: Net loss attributable to non-controlling interest	1	3,837	1,454	2,384
Net income (loss) attributable to common shareholders	$161,597	$(172,254)	$(133,705)	$123,048